Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter
and Full-Year 2015 Financial Results

Partner company aggregate revenue increased 25% year-over-year for the year ended December 31, 2015
Partner company aggregate revenue for 2016 projected to be between $500 million and $525 million
Conference call and webcast today at 9:00 a.m. EST
Radnor, PA, March 3, 2016 - Safeguard Scientifics, Inc. (NYSE:SFE) today announced fourth quarter and full-year 2015 financial results. Safeguard’s partner companies achieved significant developmental milestones and continued aggregate revenue growth during the three months and full-year ended December 31, 2015. Safeguard partner company aggregate revenue was $449 million, up 25% from $359 million in 2014.

“Safeguard is well-positioned to realize significant gains from exit transactions in 2016 due to continued revenue growth and milestone achievements amongst our partner companies,” said Stephen T. Zarrilli, President and CEO at Safeguard. “Safeguard has grown its roster of healthcare and technology partner companies to 29. We believe that this growth will lead to more consistent exit activity. When combined with our disciplined approach to deployments and exits, we remain confident that Safeguard can realize aggregate cash-on-cash returns at our goal of 2x.”

2015 Financial Highlights

•
Realized $9.1 million and $7.8 million in cash proceeds from the sales of Safeguard’s interests in partner companies DriveFactor and Quantia, respectively. Milestone and escrow payments received during 2015 related to previous years’ exits were $2.9 million for Crescendo Bioscience, $1.7 million for Alverix, and $3.3 million for ThingWorx.

•
Deployed $51.6 million of capital in eight new partner companies during the year, increasing the roster of partner companies to 29 at year-end. This total includes fourth quarter deployments of $11.0 million as part of a $20.0 million Series B financing for Cask Data, and $7.0 million as part of a $17.0 million Series A financing for Zipnosis.

•	Deployed $33.3 million in follow-on funding during the year to support growth of 12 existing partner companies.

•
Repurchased $5.0 million of common stock in open market transactions under an ongoing $25 million share repurchase program authorized in the third quarter. Through December 31, 2015, approximately 300,000 shares were repurchased. Approximately $3.3 million of the shares were repurchased during the fourth quarter.

•	Net cash, cash equivalents and marketable securities at December 31, 2015 totaled $21.9 million, after subtracting carrying value of debt outstanding of $51.7 million

For the three months ended December 31, 2015, Safeguard’s net loss was $14.3 million, or $0.69 per share, compared with a net loss of $15.1 million, or $0.73 per share, for the same quarter of 2014. For the year ended December 31, 2015, Safeguard’s net loss was $59.5 million, or $2.85 per share, compared with a net loss of $5.1 million, or $0.25 per share in 2014.

SELECT PARTNER COMPANY HIGHLIGHTS

Significant accomplishments by Safeguard’s partner companies during 2015 include:

~ Product Launches/Regulatory Approvals ~

AdvantEdge Healthcare Solutions passed third-party audits to meet the data security requirements of HIPAA and the SSAE SOC 1 Type 1 and Type 2 examinations.

Apprenda launched a new Apprenda Certified Expert program to certify customers and partners on enterprise platform-as-a-service (“PaaS”).

Aventura launched Sympatica™, its lead software platform for integrating electronic medical records with third-party applications at the point of care, and Aventura for Speech Recognition, a workflow optimization solution that addresses common technical obstacles with speech recognition applications.

Beyond launched its online subscription-based service, which provides small business with ongoing access to Beyond’s 45 million members and 500+ niche talent communities.

Bridgevine enhanced its programmatic marketing service, allowing advertisers to identify and engage consumers who are moving, and it launched SocialShare, a turnkey social media referral program.

CloudMine increased its depth into security and compliance. The company achieved information security program compliance in ISO 27001:2013 and EU/CH Safe Harbor, plus further invested in existing HIPAA HITECH controls.

Clutch Holdings deployed an array of technology enhancements to its customer-marketing platform, including a comprehensive integrated email service provider system and an advanced customer-scoring dimension, amongst its existing analytics portal.

Full Measure Education launched its student-facing mobile application to its first institution. The mobile app is now available in the App Store and Google Play Store.

Good Start Genetics launched EmbryVu™, a new lower-cost pre-implantation genetic screening test that improves the chances of successful in vitro fertilization (“IVF”) by identifying embryos that have an increased chance of implantation and successful pregnancy.

Hoopla launched the next-generation of Hoopla TV, a visual communication platform that empowers companies to develop a performance-driven culture.

Lumesis launched DIVER Underwriter solution for the municipal bond market.

MediaMath launched Helix™, a new business unit offering large-scale, proprietary data sets to clients to drive advertising and marketing decisions. Helix is now available to U.S. clients and will be rolled out globally by region in 2016.

Medivo launched its OPALTM De-Identification Solution, which allows tracking of patients over time on an anonymous basis, and is used by partner labs as the first step in lab data commercialization.

Propeller Health received clearance from the U.S. Food and Drug Administration (“FDA”) to market its system for use with asthma and chronic obstructive pulmonary disease medications administered through GlaxoSmithKline's Diskus dry powder inhaler, and with the RESPIMAT soft mist inhaler from Boehringer Ingelheim.

Putney received FDA approval for three new generic veterinary products, increasing its product portfolio to 11.

QuanticMind released over 100 enhancements to its platform across the optimization, reporting, dashboarding and forecasting engines. QuanticMind Search added new capabilities for keyword expansion, Bing Ads Enhanced Campaigns and Yahoo! Gemini integration. QuanticMind Social developed Facebook tracking, reporting and analytics capabilities to enable marketers to compare search and social performance in a single interface.

Sonobi introduced guaranteed targeting on display campaigns through its JetStream platform.

Spongecell launched CORE-Creative Optimization and Relevance Engine. Part of Spongecell’s creative management platform, CORE empowers marketers to leverage data and brand content to personalize and optimize creative experiences for maximum relevance across all digital channels.

Syapse expanded the scope of its core products to provide physicians with an automated system to match patients to suitable clinical trials, and for clinical trial administrators to identify eligible patients at their institution. This functionality provides new options for patients for whom approved therapies have failed, and a powerful resource for clinical trial administrators to increase enrollment.

Transactis launched its new digital responsive design technology.

Trice Medical launched the newest version of its product called mi-eye+ which has been well received by the orthopedic surgeon community with its improved visualization.

~ Major Customer Wins ~

AppFirst added Konica Minolta to its customer roster.

Beyond added AT&T, HCR ManorCare, Pizza Hut and Randstad to its customer roster.

CloudMine added Thomas Jefferson University Hospital to its customer roster.

Clutch Holdings signed new strategic enterprise clients including Denali, Giro, Gold Key Resorts, Meineke, Riddell, Wet Seal and Wizard World. Clutch also expanded customer marketing solutions to its existing clients including Crabtree & Evelyn, Dylan’s Candy Bar, Marbles: The Brain Store, Rawlings and XpresSpa.

Full Measure Education began working with four institutions from the Kansas Community College system, and gained three additional clients, for a total of seven partner institutions.

Good Start Genetics continues to penetrate the IVF segment, and in late 2015, began to introduce its carrier screening products into the obstetrics and gynecology segment.

Medivo made major inroads with 16 life science clients by demonstrating the value of clinical diagnostics in conditions such as chronic myelogenous leukemia, non-small cell lung cancer, hereditary angioedema and hepatitis C virus.

meQuilibrium added Iron Mountain as a client. In addition, meQuilibrium significantly expanded business with existing customers including Comcast, Hewlett Packard Enterprise, Grant Thornton, and Pitney Bowes.

QuanticMind doubled the number of subscribing customers year-over-year, including large-scale advertisers spending more than $10 million a year on search engine marketing, and continued its international expansion. New customers include Dafiti, Decathlon, Horizon Media, Ogilvy, Pet Circle, a leading financial services company in the online brokerage space, the largest automotive retailer in the U.S., and the interactive division of a big-three television network. Many of these customers replaced first-generation software from Marin Software, Kenshoo, and Adobe.

Spongecell expanded its relationship with Coles, one of Australia’s largest retailers. The Australian grocery giant is using Spongecell’s programmatic creative platform to personalize weekly ads with offers based on the buying preferences of its loyalty club members. Other notable client wins include American Express, General Motors, and McDonald’s.

Syapse won new contracts in major hospital systems and in national oncology networks including Sarah Cannon, to launch a precision oncology clinical service line; Providence Health System, to empower Swedish Cancer Institute’s Personalized Medicine program; the

American Society of Clinical Oncology, to automate clinical workflows for a nationwide clinical trial; and Cancer Center Treatments of America, to enable clinical workflows for its five regional centers.

Transactis announced long-term contracts with four more of the largest financial institutions in North America and now serves 12 of the top 50 U.S. banks.

Trice Medical acquired several leading orthopedic health system accounts since the launch of mi-eye+ including Geisinger Health System, Rothman Institute, Mount Sinai Hospital, Hospital for Special Surgery, Lourdes Health System, and Ortho Texas. Geisinger Health System recently performed its 100th mi-eye exam.

WebLinc launched an e-commerce website for new client Stila Cosmetics and relaunched e-commerce websites for existing clients including FAM Brands LLC brands Marika and Zobha, as well as The Sak Brand Group brands The Sak, Sakroots, and Elliot Lucca.

~ Strategic Partnerships ~

Apprenda formed a strong business and technical partnership with Cisco, working to build integrations together with Cisco’s Metapod and ACI product offerings, and culminating in a recently announced global reseller agreement. Apprenda also joined the newly formed Cloud Native Computing Foundation, and the Open Container Initiative to help guide the industry standards for container and microservices based application development and operations.

Aventura partnered with BIO-key International to offer a biometric-authentication solution for electronic prescription of controlled substances.

Beyond announced a partnership with Udemy to enhance the quality of job applicants by combining Beyond's career development tools with Udemy's skills-based courses and with TextRecruit to allow text engagement.

CloudMine partnered with Xamarin, a leading tool for building cross-platform mobile apps using C# & Java, and released C# front-end libraries in order to support Microsoft (.NET) developers. In addition, CloudMine established a strategic partnership with Alpha Anywhere to provide security and compliance throughout the technology stack, while empowering IT and business users to more quickly deliver mobile optimized forms, enterprise-grade mobile apps and rich HTML5 web applications, using a low-code approach.

Clutch Holdings and Safeguard partner company, WebLinc, announced a partnership that provides WebLinc's clients access to Clutch’s advanced customer loyalty and gift programs. Clutch also entered into a strategic partnership with POS on Cloud to provide cloud-based restaurant and retail gift card, loyalty, and customer intelligence for businesses, and with EVO Platinum Services Group for advanced small and midsize business solutions to merchants.

Good Start Genetics partnered with Johns Hopkins University for noninvasive prenatal testing; established a national relationship with UnitedHealthcare; and is collaborating with Helix to develop low-cost consumer applications that help couples understand their reproductive health.

Lumesis completed several successful partnership agreements during the year including AIREX Market, Bitvore, Build America Mutual, Ipreo and Pershing.

MediaMath developed and continued to build upon key marketing technology partnerships with 33Across, Adform, Adyoulike, Dailymotion, Digital Analytics, Globo, IBM (as part of the IBM Universal Behavior Exchange), Integral Ad Science, Interact, Navegg, Oracle, PubMatic, Teads, Tealeaf, Time Inc., and xtify. In addition, MediaMath announced strategic partnerships with both Oracle and IBM to help their clients drive engagement through access to the entire marketing stack including offline and email.

Medivo formed an agreement with Quest Diagnostics to analyze laboratory data to help pharmaceutical companies match caregivers with therapies.

Pneuron partnered with HP to provide customers the ability to quickly realize value derived from new big data insights with less cost and more agility; with UST Global to expand market share and leverage connected products and services; and with NIIT Technologies to enhance system development and business processing for organizations.

Propeller Health reached a development agreement with GlaxoSmithKline to develop a digital sensor for the Ellipta® inhaler; and expanded its collaboration with the City of Louisville, Kentucky, launching the Air Louisville public-private collaboration to collect data from sensors attached to 2,000 asthma inhalers.

Putney announced that Victor Medical Company, the largest privately owned veterinary distributor, will now distribute Putney’s entire line of FDA-approved veterinary generic products. Putney expects its partnership with Victor Medical to open new markets and drive increased revenues, building on its recent string of record revenue months.

Syapse announced strategic partnerships with major medical systems and national oncology networks including the University of California Health System and the State of California, to use sequencing to diagnose patients who are hospitalized with infectious diseases; and Caris Life Sciences, to aggregate molecular and genomic information with clinical treatment and outcomes data for its Centers of Excellence Network, establishing improved standards of care for molecular tumor profiling in oncology.

Transactis partnered with Standard Register to improve and simplify B2C and B2B accounts receivable processes for customers and with Mutual of Omaha Bank.

Trice Medical has relationships with independent sales distribution partners across ten states.

WebLinc partnered with retail marketing provider Listrak; order management provider Jagged Peak; International Checkout, allowing retailers to easily serve foreign markets; Avalara for sales tax automation; and Jirafe Partner to bring actionable customer insights to online retailers. WebLinc and Safeguard partner company, Clutch Holdings, announced a partnership that provides WebLinc's clients access to Clutch’s advanced customer loyalty and gift programs.

~ Industry Awards ~

AppFirst was named a 2015 CODIE Award finalist by the Software & Information Industry Association.

Apprenda was named by Forbes one of the top-three best enterprise cloud computing startups to work for based on data from Glassdoor.

Aventura was named a top-100 technology startup company by Red Herring.

CloudMine was awarded the 2015 Stratus Award in the “Best Mobile Infrastructure” category.

Clutch Holdings was honored, along with its client Meineke, with the ‘Customer Experience Award’ from Loyalty360, the Association of Customer Loyalty. Clutch was also honored as a Strong Performer in The Forrester Wave™: Customer Loyalty Solutions For Midsize Organizations report. Clutch’s CEO, Ned Moore, was named a finalist for the PACT Enterprise ‘Technology CEO of the Year’ award.

InfoBionic was noted as one of 75 women-led startups in the Boston area by BostInno.

MediaMath was named one of Crain's 2015 Best Places to Work and 50 Fastest Growing Companies; Glassdoor ranked Joe Zawadzki one of the top CEOs in the small and medium business category and the company as the Best Medium-Sized Company to Work for, top-20 Employer for Work-Life Balance, and Top-25 UK Companies for Compensation & Benefits; M&M Global named the company Programmatic Company of the Year; and Gartner Research named MediaMath a “Visionary” in its Magic Quadrant for Digital Marketing Hubs. Other awards include, but are not limited to, Deloitte Technology Fast 500, Drum Digital’s Best Technology for Programmatic Trading, G2 Crowd’s Highest Score for DSP Software, and Inc. 5000.

meQuilibrium was named a finalist on BostInno's 50 on Fire that features Boston's biggest game changers.

Pneuron was named to the 2015 CRN® Emerging Vendors List for delivering next-generation technology to enhance business intelligence and was named one of four Cool Vendors in Big Data, 2015 by Gartner.

Propeller Health was named to the Fierce Medical Devices 2015 “Fierce 15” list of top innovative medical technology companies.

Transactis was named to the 2015 AlwaysOn OnFinance Top 100 List; named a Cool Vendor for 2015 by Gartner; and earned a Top 100 North America award from Red Herring, along with rankings on the Inc. 500 and Deloitte Technology Fast 500.

~ Financings and Other Milestones ~

Apprenda raised $38 million in funding to further the adoption of its enterprise PaaS.

Aventura raised a $14 million Series C financing to expand sales and marketing, business development, and customer support, as well as accelerate product development.

Bridgevine reported an approximate 40% increase in revenue, driven in part by the company’s unique mobile platform. More than 34 million households shopped through Bridgevine’s digital commerce platform driving $1.9 billion in new revenue on behalf of the company’s broad array of U.S. advertisers and partners.

Cask Data raised a $20 million Series B financing to grow the company’s sales team and expand its platform.

CloudMine raised a $5 million Series A financing to enrich its product offering, build vital strategic alliances, and expand marketing and sales functions. In addition, the company announced continued growth in 2015. Annual revenue tripled and employee headcount more than doubled, driving investment in product research and development, security and compliance.

Clutch Holdings raised a $5 million Series B-2 financing to accelerate sales and marketing.

Full Measure Education raised a $5.5 million Series B financing to expand sales and marketing and to accelerate platform development.

InfoBionic raised an $8 million Series B-1 financing to support development and commercialization of InfoBionic's second-generation cardiac arrhythmia detection platform, MoMe® Kardia.

Good Start Genetics continued to advance its science with numerous abstracts and presentations at major scientific and medical meetings, and published both its variant database validation and cost effectiveness studies, further building out its stable of peer-reviewed publications in medical journals.

MediaMath acquired Berlin-based Spree7, a digital media consulting and programmatic advertising firm focused on the German, Austrian and Swiss markets. The transaction enhances MediaMath’s expansion strategy in the European, Middle Eastern and African regions. Additionally, MediaMath made several strategic hires including Chief Financial Officer, Richard Schmaeling; Chief Marketing Officer, Joanna O’Connell; General Counsel, Peter Piazza; SVP, Data Science, Prasad Chalasani; and SVP, Vertical Strategy and Practice, Abhijit Shome. MediaMath moved its corporate headquarters to 4 World Trade Center in New York City, marking a significant milestone for the company.

meQuilibrium raised a $9 million Series B financing to grow the company’s sales and marketing efforts and for product development. In addition, meQuilibrium added a $4 million credit facility with Comerica Bank, a move made to strengthen meQuilibrium’s financial health. meQuilibrium doubled its staff and strengthened its engineering, product and sales teams.

Pneuron successfully completed a $5 million Series B-1 funding to scale-up the company.

QuanticMind raised $10.3 million for product development and to expand sales and marketing.

Sonobi raised a $5.4 million Series A financing to accelerate development of its Jetstream technology.

Zipnosis raised a $17 million Series A financing to expand the company’s sales and marketing efforts and accelerate product development.

Partner Company Revenue Stages
Development Stage ●Pre-revenue ●Proving out technology ●Developing prototype ●Beta stage customers	Initial Revenue Stage ●Up to $5M in revenue ●Initial customers ●Early market penetration ●Management team forming ●Infrastructure being built	Expansion Stage ●$5M to $20M in revenue ●Commercial grade solution ●Growing market penetration ●Management team built out ●Infrastructure in place	High Traction Stage ●$20M+ in revenue ●Significant commercial traction

	Stage	Sector	Acquisition Year	Primary Ownership%	Carrying Value	Cost
Healthcare Partner Companies:					(in millions)	(in millions)
AdvantEdge Healthcare Solutions	High Traction	HealthTech	2006	40%	$5.1	$16.3
Aventura	Initial Revenue	HealthTech	2015	20%	4.7	6.0
Good Start Genetics	High Traction	MedTech	2010	30%	—	12.0
InfoBionic	Development	MedTech	2014	39%	2.5	9.5
Medivo	Expansion	HealthTech	2011	35%	7.1	11.6
meQuilibrium	Initial Revenue	HealthTech	2015	32%	5.6	6.5
NovaSom	Expansion	MedTech	2011	32%	4.5	21.1
Propeller Health	Initial Revenue	HealthTech	2014	25%	6.5	9.0
Putney	High Traction	Specialty Pharma	2011	28%	2.8	14.9
Syapse	Initial Revenue	HealthTech	2014	24%	2.7	5.8
Trice Medical	Initial Revenue	MedTech	2014	28%	4.2	6.2
Zipnosis	Initial Revenue	HealthTech	2015	26%	7.0	7.0
				TOTAL:	$52.7	$125.9
Technology Partner Companies:
AppFirst	Initial Revenue	Enterprise	2012	34%	$3.0	$11.6
Apprenda	Initial Revenue	Enterprise	2013	30%	16.9	22.1
Beyond	High Traction	Digital Media	2007	38%	9.9	13.5
Bridgevine	High Traction	Enterprise	2007	17%	4.6	10.0
Cask Data	Initial Revenue	Enterprise	2015	34%	10.8	11.0
CloudMine	Initial Revenue	Enterprise	2015	30%	4.1	4.9
Clutch Holdings	Expansion	Digital Media	2013	39%	8.4	12.3
Full Measure Education	Initial Revenue	Enterprise	2015	25%	3.0	4.0
Hoopla Software	Initial Revenue	Enterprise	2011	26%	0.3	3.8
Lumesis	Initial Revenue	FinTech	2012	45%	2.0	5.6
MediaMath	High Traction	Digital Media	2009	21%	11.6	25.5
Pneuron	Initial Revenue	Enterprise	2013	35%	6.9	8.5
QuanticMind	Initial Revenue	Digital Media	2015	24%	6.6	7.0
Sonobi	Expansion	Digital Media	2015	23%	4.9	5.4
Spongecell	Expansion	Digital Media	2012	23%	9.9	14.0
Transactis	Expansion	FinTech	2014	25%	7.0	9.5
WebLinc	Expansion	Digital Media	2014	29%	4.9	6.6
				TOTAL:	$114.8	$175.3
Total: Healthcare + Technology				TOTAL:	$167.5	$301.2

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ)
AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare revenue cycle and business management solutions that improve decision-making, maximize financial performance, streamline operations and mitigate compliance risks for healthcare providers.

Aventura, Inc. (Denver, CO)
Aventura is a leading provider of awareness computing for the healthcare industry. Through its patented technology, Aventura delivers awareness of a user’s identity and role, the location within a facility, the device being used, and the patient being treated.

Good Start Genetics, Inc. (Cambridge, MA)
Good Start Genetics is a commercial-stage molecular genetic information company transforming the standard of care in reproductive medicine and family medicine by providing physicians and their patients a suite of products that provide clinically relevant, insightful and actionable information in order to promote successful pregnancies and healthy families.

InfoBionic, Inc. (Lowell, MA)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias.

Medivo, Inc. (New York, NY)
Medivo unlocks the power of clinical diagnostics to improve health. Medivo uses advanced analytics and proprietary disease algorithms to provide unique targeting intelligence for life science companies; commercial effectiveness opportunities for diagnostic companies; and quality improvement and risk management solutions for payers. Medivo is the largest source of lab data in the U.S. with access to over 150 million patients through its nationwide network of partner labs.

meQuilibrium, Inc. (Boston, MA)
meQuilibrium is a digital coaching platform that delivers clinically validated and highly personalized resilience solutions to employers, health plans, wellness providers, and consumers increasing engagement, productivity and performance, as well as improving outcomes in managing stress, health and well-being. The clinically validated, HIPAA-compliant, software-as-a-service (“SaaS”) platform delivers an individualized digital coaching experience.

NovaSom, Inc. (Glen Burnie, MD)
NovaSom is a leader in obstructive sleep apnea home testing with the AccuSom® home sleep test, a comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals.

Propeller Health, Inc. (Madison, WI)
Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management.

Putney, Inc. (Portland, ME)
Putney is a pharmaceutical company committed to providing high quality, cost-effective generic medicines for pets. Putney’s reliable supply of affordable drug options empowers veterinarians, allowing them to provide the best possible medicine at the best possible price, and supports pet owners, helping them afford to comply with veterinary recommendations.

Syapse, Inc. (Palo Alto, CA)
Syapse drives healthcare transformation through precision medicine, enabling provider systems to improve clinical outcomes, streamline operations, and shift to new payment models. Syapse Precision Medicine Platform is a comprehensive software suite used by leading health systems to support the clinical implementation of precision medicine in oncology and other service lines, enabling clinical and genomic data integration, decision support, care coordination, and quality improvement at point of care.

Trice MedicalTM (King of Prussia, PA)

Trice Medical is a sports medicine company focused on micro invasive technologies. Trice Medical has pioneered fully integrated camera-enabled needle technologies that provide a clinical solution, optimized for use in the physician’s office.

Zipnosis, Inc. (Minneapolis, MN)
Zipnosis guides health systems through clinical, marketing, compliance and operations workflows, and guarantees launch of their virtual care programs in just 60 days. Zipnosis’ white-labeled software integrates with a health system’s electronic medical record and patient portal, and allows health systems to serve both existing and new patients.

TECHNOLOGY

AppFirst, Inc. (New York, NY)
AppFirst's patented technology enables rapid and unintrusive collection of real-time foundational metrics, at the sub-nanosecond level, in conjunction with collecting and time synchronizing multiple other data types. AppFirst’s rich data set can be used for many purposes including security introspection, detailed forensics, regulatory compliance, real time transaction tracing, real time topology viewing, operations management, performance management, detailed cost tracking, and many other applications for both cloud and proprietary environments.

Apprenda, Inc. (Troy, NY)
Apprenda is a leading enterprise PaaS company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly.

Beyond.com, Inc. (King of Prussia, PA)
Beyond.com (“Beyond”), The Career NetworkTM, helps millions of professionals find jobs and advance their careers while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice and resources.

Bridgevine, Inc. (Atlanta, GA)
Bridgevine is the home of customer acquisition. The company powers digital solutions where product and service supply from the leading brands meets consumer and small/medium business demand. More than 2.8 million households per month shop through The Bridgevine Marketplace via a blend of direct marketing and proprietary distribution channels.

Cask Data, Inc. (Palo Alto, CA)
Cask accelerates the development and deployment of production Hadoop applications. Hadoop is the industry standard open source software framework for large-scale data applications.

CloudMine, Inc. (Philadelphia, PA)
CloudMine’s Connected Health Cloud integrates the vast world of health data-empowering payers, providers, and pharmaceutical organizations to mobilize patient information by building robust applications and driving actionable insights. Through support for machine learning, data science, and predictive analytics, CloudMine customers are improving the quality of care by leveraging cognitive data analysis to determine patient interactions.

Clutch Holdings, Inc. (Ambler, PA)
Clutch is a consumer management platform that delivers advanced customer intelligence and marketing solutions to premier brands.

Full Measure Education, Inc. (Washington, DC)
Full Measure Education offers colleges and universities a cost-effective SaaS student engagement platform to maximize student success. This system-wide infrastructure increases student persistence, engagement and goal accomplishments, delivering information to students when they want it and how they have come to expect it.

Hoopla Software, Inc. (San Jose, CA)
Hoopla provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Hoopla's Sales Motivation Platform combines modern game mechanics, data analytics and broadcast-quality video in a cloud application that makes it easy for managers to motivate team performance and score more wins.

Lumesis, Inc. (Stamford, CT)
Lumesis is a financial technology company focused on providing business efficiency, data and regulatory solutions to the municipal bond marketplace. Lumesis serves the municipal market with industry-leading analysis and compliance solutions that meet the needs of an evolving regulatory environment.

MediaMath, Inc. (New York, NY)
MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne Marketing Operating System®. A pioneer in the industry, introducing the first Demand-Side Platform with the company’s founding in 2007, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise.

Pneuron Corporation (Woburn, MA)
Pneuron enables organizations to rapidly solve business problems through a groundbreaking, distributed approach that cuts across data, applications and processes. By targeting the right information at the data source, companies are no longer faced with the complex integration and infrastructure requirements of traditional approaches.

QuanticMind, Inc. (Redwood City, CA)
Founded as InsideVault, QuanticMind, the “platform for smarter advertising”, is a rapidly growing SaaS company providing enterprise-level, predictive advertising management software for paid search, social, and mobile, which represent the largest digital advertising categories in the world. QuanticMind brings together machine learning, distributed cloud, and in-memory processing technologies to provide the most intelligent, most scalable, and fastest platform available.

Sonobi, Inc. (New York, NY)
Sonobi is an advertising technology developer that creates forward-thinking, data-driven tools and solutions to meet the evolving needs of demand- and sell-side organizations within the digital media marketplace. Sonobi helps its clients and strategic partners to forecast new market opportunities, enhance value delivery to clients, and create more profitable businesses through integration of progressive data procurement and user-centric sales management technologies.

Spongecell, Inc. (New York, NY)
Spongecell is a creative technology company that allows brand advertisers to create personal connections at a global scale. Offering intelligent data integrations, sophisticated decisioning tools and an easy, streamlined workflow, Spongecell’s Creative Optimization and Relevance Engine allows advertisers, and their creative agencies, to make smarter creative decisions and build online campaigns that resonate with customers and respond to whatever the marketing need is.

Transactis, Inc. (New York, NY)
Transactis is a leading provider of electronic billing and payment solutions. Transactis’ cloud-based electronic bill presentment and payment platform, BillerIQ, is a white-labeled solution that is offered “as-a-service,” enabling businesses to rapidly and securely deliver electronic bills, invoices and documents as well as accept payments online, by phone and via mobile device.

WebLinc, Inc. (Philadelphia, PA)
WebLinc is a commerce platform provider for fast growing online retailers. WebLinc tailors its commerce platform to the needs and scale of mid to large retailers by leveraging extensive experience and success supporting clients’ need for fast growth and system flexibility.

CONFERENCE CALL AND WEBCAST DETAILS
Please call 10-15 minutes prior to the call to register.

Date: Thursday, March 3, 2016

Time: 9:00am EST

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 37669283

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and
Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of fourth quarter and full-year 2015 financial results followed by Q&A.

Replay will be available through April 3, 2016 at 11:59pm EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE:SFE) has a distinguished track record of fostering innovation and building market leaders. For six decades, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard is focused specifically on two sectors-healthcare and technology. Specifically, Safeguard targets early- and growth-stage companies in advertising technology, digital media, financial technology, enterprise software, Internet of Things, devices, diagnostics, digital health and healthcare IT. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2015	December 31, 2014

Assets
Cash, cash equivalents and marketable securities	$63,858	$137,160
Other current assets	5,810	1,684
Total current assets	69,668	138,844
Ownership interests in and advances to partner companies	171,601	154,192
Loan participations receivable	2,649	3,855
Long-term marketable securities	9,743	19,365
Other assets	3,973	2,198
Total Assets	$257,634	$318,454

Liabilities and Equity
Other current liabilities	6,417	6,557
Total current liabilities	6,417	6,557
Other long-term liabilities	3,965	3,507
Convertible senior debentures - non-current	51,747	50,563
Total equity	195,505	257,827
Total Liabilities and Equity	$257,634	$318,454

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Operating expenses	$3,958	$4,485	$17,554	$18,970
Operating loss	(3,958)	(4,485)	(17,554)	(18,970)

Other income (loss), net	(84)	77	217	31,657
Interest, net	(692)	(700)	(2,588)	(2,501)
Equity income (loss)	(9,537)	(10,006)	(39,599)	(15,335)

Net loss before income taxes	(14,271)	(15,114)	(59,524)	(5,149)
Income tax benefit (expense)	—	—	—	—
Net loss	$(14,271)	$(15,114)	$(59,524)	$(5,149)

Net loss per share:
Basic	$(0.69)	$(0.73)	$(2.85)	$(0.25)
Diluted	$(0.69)	$(0.73)	$(2.85)	$(0.25)

Weighted average shares used in computing loss per share :
Basic	20,821	20,777	20,874	20,975
Diluted	20,821	20,777	20,874	20,975

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Operating loss
Healthcare	$—	$—	$—	$—
Technology	—	—	—	—
Total segment results	—	—	—	—
Other items (a)	(3,958)	(4,485)	(17,554)	(18,970)
	$(3,958)	$(4,485)	$(17,554)	$(18,970)

Net loss
Healthcare	$(2,104)	$(5,288)	$(23,232)	$27,876
Technology	(7,347)	(4,723)	(15,691)	(10,831)
Total segment results	(9,451)	(10,011)	(38,923)	17,045
Other items (a)	(4,820)	(5,103)	(20,601)	(22,194)
Net loss	$(14,271)	$(15,114)	$(59,524)	$(5,149)

(a) Other items include corporate expenses, Penn Mezzanine and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 29 partner companies as of December 31, 2015, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	December 31, 2015

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$162,919	$291,375
Cost method partner companies	4,574	10,035
Other holdings	4,108	36,711
	$171,601	$338,121